Exhibit 99.1

HealthGate Media Contact:	Investor Relations Contact:
Kelly Fitzsimmons	Veronica Zsolcsak
Aspire Communications	Chief Financial Officer
781.223-5834	781-685-4016
kellyf@aspirepr.com	veronicaz@healthgate.com

HEALTHGATE TO ACQUIRE EBM SOLUTIONS, INC.

— Acquisition Enables HealthGate to Provide Customers with Evidence-Based Clinical Content Developed with Leading Academic Institutions and Expands Customer Offerings to Include Professional Integration Services

BURLINGTON, MA and NASHVILLE, TN — October 3, 2003 — HealthGate Data Corp. (HGAT) and privately-held EBM Solutions, Inc., jointly announced today they have signed a definitive agreement providing for HealthGate, a market-leading provider and electronic publisher of healthcare information, to acquire substantially all of the assets and certain liabilities of EBM Solutions, a leading provider of evidence-based medical guidelines and care management applications.

Key Benefits of the Combined Company

•       New Customer Services:  HealthGate will broaden its existing content and publishing business to include professional services that will help customers maximize the value of their patient education content investment and deliver EBM’ s evidence-based clinical guidelines to give customers a full content solution that optimizes its impact on patient care and safety;

•       Academic Prestige:  HealthGate will assume, in conjunction with the EBM offerings, EBM Solutions’ relationship with four leading medical schools: Duke University Medical Center, Emory University, Vanderbilt University Medical Center and Oregon Health & Science Universities. In addition, HealthGate will provide its award-winning consumer content to those institutions; and

•       Unification of Clinical and Consumer Content:  The acquisition will enable HealthGate to provide its customers with highly-regarded evidence-based clinical guidelines in addition to its existing library of healthcare content.

“HealthGate’s strategic acquisition of EBM Solutions will greatly benefit our customers by integrating consumer-focused healthcare content with evidence-based guidelines and best practices for medical professionals,” said Bill Reece, HealthGate president and CEO.  “And, in listening to what our customers want, we’re taking it a step further by delivering this content in conjunction with new professional services that will help them utilize the information to its fullest potential  — with the ultimate goal of markedly improving the quality of care that our customers’ patients receive.”

Harry R. Jacobson, M.D., Vice Chancellor of Medical Affairs of Vanderbilt University Medical Center and Chairman of the Board of EBM Solutions, Inc. said, “In teaming up with HealthGate, we are excited to not only preserve the integrity of our extensively-researched guidelines, but to expand and integrate them into new areas.  The healthcare community is rapidly appreciating the need for clinical solutions designed to allow providers and patients to make treatment decisions based on best evidence.  I firmly believe that our combined resources and steadfast commitment to excellence will have a positive and lasting impact on how our customers’ patients are cared for.”

Effective with the closing Eric W. Thrailkill, President and Chief Operating Officer of EBM Solutions will be joining HealthGate in the role of Chief Operating Officer.

Terms of the Agreement Summary

•       HealthGate is acquiring substantially all of the assets and certain liabilities of EBM Solutions and will record the acquisition pursuant to the purchase accounting provisions of Statement of Financial Accounting Standards No. 141;

•       HealthGate will issue to EBM Solutions 752,048 shares of HealthGate common stock and a warrant to purchase an additional 333,333 shares of HealthGate common stock with an exercise price of $1.20 per HealthGate share;

•       Effective with the closing, certain stockholders of EBM Solutions will purchase from HealthGate 333,333 shares of HealthGate common stock for $1.20 per share;

•       Effective with the closing, Ford S. Worthy, Partner, A.M. Pappas & Associates, a venture development company specializing in life science products & technologies, based in Research Triangle Park, North Carolina, and Harry C. Jacobson, M.D., Vice Chancellor for Health Affairs, Vanderbilt University, are expected to join the Board of Directors of HealthGate;

•       The companies anticipate that the transaction can be completed in late October, subject to customary closing conditions, including EBM Solutions stockholder approval;

HealthGate currently plans to continue operations in Nashville, TN and Burlington, MA.  As a result of this transaction staff reductions will take place over the near term.  Steve Woodis, HealthGate’s Vice President of Sales has resigned from the company.

About EBM Solutions

EBM Solutions, Inc., in conjunction with leading academic medical centers, develops evidence-based guidelines, tools and templates comprised of over 8,000 references and 2,500 evidence-graded recommendations for 115 conditions and illnesses. Its technology enables content and information delivery in a wide variety of formats including HTML, XML and web services to support seamless integration into customers’ existing information system infrastructure. EBM Solutions’ evidence-based applications are utilized by over 30 leading health care organizations.

About HealthGate

HealthGate Data Corp. (HGAT) is a market-leading provider and electronic publisher of healthcare information. HealthGate offers customers the most comprehensive content repository of healthcare information, unrivaled in its breadth and depth of content. HealthGate’s authoritative content is accredited by the American Accreditation HealthCare Commission (URAC) and is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. HealthGate’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

Since 1999, HealthGate has become an integral part of operations in more than 700 healthcare institutions in the United States. Some of the most respected healthcare institutions in the world, including Brigham and Women’s Hospital, Swedish Medical Center, and HCA now utilize the data provided by HealthGate. The company’s content repository is supported by a flexible, multi-dimensional technology infrastructure designed to enable HealthGate to rapidly develop products and services for customers, as well as additional markets such as pharmaceutical companies and payors (insurance companies, governments, and self-insured organizations). More information on HealthGate can be found at www.healthgate.com.

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things, HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare content industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; reliance on content providers, computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.